Exhibit 10.3

RENEWAL AND MODIFICATION AGREEMENT

This Renewal And Modification Agreement (the "Agreement") dated as April 1, 2015, for reference purposes only, is made by and between Greenhill & Co., Inc. (the “Borrower”), and First Republic Bank (the "Lender"), with reference to the following facts:

A.           Borrower and First Republic Bank, a Nevada corporation, predecessor-in-interest to Lender entered into that certain Loan Agreement Revolving Line of Credit dated January 31, 2006, as modified (the "Revolving Loan Agreement") pursuant to which a loan in the principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00), as modified (the "Revolving Loan") was made to Borrower.  The Revolving Loan is evidenced by Borrower's Seventh Amended and Restated Promissory Note dated April 30, 2012, as modified (the "Note").

B.           Borrower has requested that Lender modify certain of the Loan Documents (as defined in the Revolving Loan Agreement) (the "Revolving Loan Documents")  on the terms and conditions of this Agreement.

C.           Concurrently herewith Lender is entering into a Loan Agreement (Term Loan) dated as of the date hereof (the "Term Loan Agreement") pursuant to which, among other things, Lender shall provide to Borrower two term loans each in the original principal amount of Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00) for an aggregate original principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00). (The Term Loan Agreement and all documents executed in connection therewith, including any security agreements, are referred to collectively as the “Term Loan Documents”.)

D.           All terms with an initial capital letter that are used but not defined herein shall have the respective meanings given to such terms in the Revolving Loan Agreement or the Note.

THEREFORE, for valuable consideration, Lender and Borrower agree as follows:

1.      Modification of Revolving Loan Documents.

1.1           Extension of Maturity Date.  The Maturity Date of the Note and Revolving Loan Agreement is hereby extended to April 30, 2016, at which time the entire unpaid principal balance of the Note and all accrued but unpaid interest and any other outstanding amounts due to Lender under the Revolving Loan Documents shall be due and payable. Refer to the Amended and Restated Promissory Note dated April 1, 2015.

1.2           Restatement of Financial, Reporting and Additional Covenants for Revolving Loan.  The financial and reporting covenants set forth in the Revolving Loan Agreement (including on Exhibit A thereto) and the additional covenants set forth in Exhibit A to the Revolving Loan Agreement are hereby amended and restated as set forth on Exhibit A to this Agreement.

1.3           Principal Amount of the Revolving Loan.   The principal amount of the Revolving Loan (and the face amount of the Note) is hereby increased from the principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00) to Fifty Million and 00/100 Dollars ($50,000,000.00). Refer to the Amended and Restated Promissory Note dated April 1, 2015.

1.4           Assignment. Section 7.4 of the Revolving Loan Agreement is hereby replaced with “The Loan Documents shall be binding on Borrower’s and Lender’s successors and assigns. Neither party shall assign, encumber, or otherwise transfer any or all of their rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without the other party's prior written consent, which consent may be withheld in such party's reasonable discretion; provided that the Lender may assign, in whole or in part, all of its right, title and interest in and to this Agreement or any Loan Documents at any time without the consent of the Borrower (i) in connection with a sale of the loan to a Qualified Assignee and (ii) in connection with the sale to or merger of Lender with another company or organization.”

1.5           Other Modifications.

(a)      The defined term “Maximum Loan Amount” in Section 2.1(a) of the Revolving Loan Agreement is hereby replaced with “Fifty Million and 00/100 Dollars ($50,000,000.00)”.

(b)      A new Section 1.26 of the Revolving Loan Agreement is added as follows: “Qualified Assignee – (a) any affiliate of the Lender and (b) any commercial bank, investment bank, trust company, insurance company or other Person in the business of purchasing loans, provided that no Person proposed to become a Lender to be acting in the capacity of a private equity firm, hedge fund, business development company, or similar entity shall be a Qualified Assignee.”

2.      Execution of Amended and Restated Promissory Note.  Concurrently with the execution of this Agreement, Borrower shall execute the Amended and Restated Promissory Note.  All references to the “Note” in the Loan Documents shall refer to the Amended and Restated Promissory Note dated April 1, 2015, which when executed and delivered to Lender, shall supersede and replace the Seventh Amended and Restated Promissory Note dated April 30, 2012.

3.      Authority.  Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Person(s) signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.  The Person(s) executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite actions on the part of Borrower.

4.      Renewal/Modification Fees.  Borrower shall pay to Lender upon execution of this Agreement, a loan fee of               , which fee shall be debited from account number                 held with Lender.

5.      Continuing Effect of Documents.  The Note, Revolving Loan Agreement and other Revolving Loan Documents, remain in full force and effect in accordance with their terms, except as modified herein and are hereby affirmed by the Borrower.

6.      Term Loan Documents. The Lender hereby consents to (i) the terms and provisions of, including the incurrence by the Borrower of indebtedness under, the Term Loan Documents and all transactions related thereto and (ii) the grant of a security interest by the Borrower under and pursuant to the Term Loan Documents.

7.      Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.  A signed copy of this Agreement transmitted by a party to another party via facsimile or an emailed “pdf” version shall be binding on the signatory thereto.  Notwithstanding the delivery of the faxed or emailed copy, Borrower agrees to deliver to Lender original executed copies of this Agreement.

Borrower:		Lender:

Greenhill & Co., Inc.,		First Republic Bank
a Delaware corporation

By:	/s/ Harold J. Rodriguez, Jr.	By:	/s/ Rose C. Stewart
Name:	Harold J. Rodriguez, Jr.	Name:	Rose C. Stewart
Title:	Treasurer	Title:	Director
Manager Commercial Loan Operations

EXHIBIT A

COVENANTS FOR REVOLVING LOAN NO.

This Exhibit A is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit A is attached:

1.	Financial Covenants.

1.1           Minimum Tangible Net Worth.   Borrower shall maintain at all times a Tangible Net Worth of the Borrower on a consolidated basis of not less than Thirty Five Million and 00/100 Dollars ($35,000,000.00) through the fiscal period ending December 31, 2015 and Fifty Million and 00/100 Dollars ($50,000,000.00) thereafter, measured as of the last day of each of Borrower’s quarter end.

For the purpose of this financial covenant, "Tangible Net Worth" is defined as the excess of total assets over total liabilities, determined in accordance with United States generally accepted accounting principles,  with the following adjustments: (A) there shall be excluded from assets (i) notes, accounts receivable and other obligations owing to the Borrower from its officers, members, partners or Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in this instrument evidencing the indebtedness which is acceptable to Lender in its discretion.

1.2           No Additional Indebtedness.  Without prior written consent of the Lender, Borrower shall not directly or indirectly incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Revolving Loan), (ii) other borrowing from the Lender , and  (iii) unsecured debt incurred in the normal course of business.

1.3           Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of the Borrower on a consolidated basis of not less than 1.50:1 which shall be measured quarterly as of the last day of the fiscal quarter on a 4-quarter rolling basis.

For purposes of this Section, the term “Debt Service Coverage Ratio” is defined as a ratio of EBITDA plus any non-cash expense related to restricted stock units granted to employees less any dividends paid, to the sum of interest expense of the Term Loans and the Revolver Loan for the prior 12 months and total principal due under the Term Loan within the following 12 months.  EBITDA shall mean “Net income before Interest, Taxes, Depreciation and Amortization.

1.4           Deposit Accounts. At all times, the following entities shall maintain deposit accounts with Lender into which will be deposited all proceeds of Lender’s Collateral subject to the provisions of one or more security agreements:  Greenhill Capital Partners, LLC and Greenhill & Co., LLC.

1.5           Minimum Liquidity.  At the time of each advance under the Revolving Loan Agreement, Borrower shall maintain minimum Liquidity of the Borrower on a consolidated basis of $20,000,000.00.

For purposes of this financial covenant, "Liquidity” shall include the following: “Liquid Assets: (i) unencumbered  cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) (unless such stock can be sold without regard to the “volume limitations” under Rule 144).”

1.6           Liquidity.  Borrower shall maintain unencumbered Liquid Assets of the Borrower on a consolidated basis equal to at least one (1.00) times the current principal outstanding balance of the Revolving Loan for a minimum of 30 consecutive days during each of Borrower’s fiscal years, verified annually.

For purposes of this financial covenant, "Liquid Assets" shall mean the following assets (i) cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission). (AF30)

2.	Reporting Covenants.

2.1           Financial Statements.   Borrower shall deliver to Lender annual consolidating company-prepared financial statements, including balance sheet and income statements, within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, which financial statements shall be certified by Borrower’s chief financial officer or another officer or representative acceptable to Lender.

2.2           Accounts Receivable Aging Statement.   Borrower shall deliver to Lender quarterly accounts receivable aging statements, in form and content reasonably acceptable to Lender, within forty-five (45) days after the end of each quarter certified by Borrower’s chief financial officer or another officer or representative of Borrower acceptable to Lender.

2.3           SEC Filings (10-K). Within ten (10) days of filing, Borrower shall deliver copies of CPA audited SEC filings (10-K) annual financial statements.

2.4           SEC Filings (10-Q). Within ten (10) days of filing, Borrower shall deliver copies of company prepared SEC filings (10-Q) quarterly financial statements. Quarterly SEC filings (10-Q) to be delivered for the first three (3) fiscal quarters.

3.	Additional Covenants.

3.1           Not Applicable.